Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Chief Financial Officer
517/372-9200

NOTE:	Neogen will conduct a conference call at 2 p.m. Eastern time today, July 6, to discuss the acquisition detailed below. To participate in this conference call, contact Investor Relations Manager Terry Maynard at 800/234-5333 or 517/372-9200.

Neogen to acquire UCB’s dairy antibiotic testing business

LANSING, Mich., July 6, 2005 – Neogen Corporation (NASDAQ: NEOG) today announced it has signed an agreement with Brussels, Belgium-based UCB (Euronext Brussels) to acquire UCB’s dairy antibiotic testing business. Closing is expected to take place late in the 2005 calendar year.

UCB’s dairy antibiotic testing products present a strong complementary fit with other testing products that Neogen offers the dairy industry, including an ATP sanitation monitoring system, water quality test, food allergen tests, and bacteria tests. Considerations for the acquisition include $14.7 million (U.S.) in cash, and potential future performance-based compensation.

“Dairy antibiotic testing products have been on our radar screen for many years because of their synergistic fit to our business,” said James Herbert, Neogen’s President. “This transaction comes at a time and price that makes good sense for both of our companies. We look forward to adding UCB’s exceptional antibiotic tests to our product line, and introducing UCB’s customer base to our comprehensive group of products.”

Sales of UCB’s dairy testing products approximated $9 million (U.S.) in its most recent fiscal year, of which over 90% represented sales outside North America. Beta Star, one of UCB’s key dairy antibiotic testing products, does not yet have FDA approval for sale to the large dairy market in the United States, but that approval is being pursued. Milk processors typically test raw milk arriving from dairy farms for antibiotic residues.

Products involved in the acquisition include the widely-used Penzyme product, and the newer technology Beta Star test. The Beta Star test uses a format nearly identical to Neogen’s simple dipstick tests for mycotoxins, food allergens, and ruminant by-products.

About UCB: UCB - www.ucb-group.com - is a global biopharmaceutical leader with headquarters in Brussels, Belgium, specializing in the fields of central nervous system disorders, allergy and respiratory diseases, immune and inflammatory disorders, as well as oncology. UCB key products are Keppra® (antiepileptic), Xyzal® and Zyrtec® (antiallergics), Nootropil® (cerebral function regulator), Tussionex™ (antitussive) and Metadate™ / Equasym XL™ (attention-deficit/hyperactivity disorder). UCB employs over 8,500 people operating in over 40 countries and achieved in 2004 revenues of 2.1 billion Euros (including net sales, royalties, and fees) and an operating profit before amortization (EBITA) of 389 million Euros (on a pro forma IFRS basis including 12 months of Celltech and excluding the Surface Specialties activities, divested in February 2005). UCB is listed on Euronext Brussels with a market capitalization of approximately 5.8 billion Euros.

About Neogen: Neogen Corporation develops and markets products and services dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, unique proteins, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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